EXHIBIT E

                                       TO

                            STOCK PURCHASE AGREEMENT

                      ("Seller Release" per Section 6.1(c))

                                SPECIFIC RELEASE

     FOR VALUABLE CONSIDERATION, the receipt and adequacy of which are hereby acknowledged, except as expressly stated below, the undersigned Citibank, N.A. (the "Releasing Party") hereby releases and forever discharges Abigail Adams National Bancorp, Inc. ("Bancorp"), The Adams National Bank ("Adams") and each of their affiliates and subsidiaries (collectively, the "Released Entities" and individually, a "Released Entity") and all officers, directors, predecessors, successors, assigns, employees, agents, representatives, lawyers and consultants of each Released Entity, and all heirs, successors and assigns of each such Released Entity and such other persons and entities, and all persons acting by, through, or in concert with them, or any of them , but excluding any person who is an "Excluded Director" as hereinafter defined (collectively, the "Released Parties" and individually, a "Released Party"), of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liabilities, claims, demands, damages, losses, costs or expenses, of any nature whatsoever, known or unknown, fixed or contingent, arising from the day before the beginning of time to the date of execution hereof (together, "Claims"), which the Releasing Party now has or may hereafter have against the Released Parties, or any of them, by reason of any matter, cause, or thing arising from or in connection with, or in any way relating to:

     (1) that certain Stock Purchase Agreement dated April 11, 1994, between Citibank, N.A. ("Citibank") and National Bancshares, Inc. ("NBI");

     (2) that certain Stock Purchase Agreement, as Amended dated June 1, 1994, between Citibank and NBI;

     (3) any dealings, negotiations, discussions, communications, agreements, or contracts between or among any Released Party or any of their parents, subsidiaries or affiliates, or any of their officers, directors, employees, agents, representatives or lawyers, and any person or entity relating to a purchase, sale or any other disposition of the shares of common stock of Bancorp pledged to Citibank as collateral (the "Shares") or of Bancorp or the Bank (or of any interest in any of them);

     (4) any dealings, negotiations, discussions, communications, agreements, or contracts between or among the Releasing Party, or its parents, subsidiaries or affiliates, or any of their officers, directors, employees, agents, representatives or lawyers, and any person or entity relating to the purchase, sale or any other disposition of the Shares of Bancorp or the Bank (or of any interest in any of them);

     (5) any action or inaction by or on behalf of the Released Parties, or any of them, relating to Bancorp, the Bank or the Shares;

     (6) that certain Rights Agreement dated as of April 12, 1994 between Bancorp and the First National Bank of Maryland as Rights Agent, as amended;

     (7) any matter or thing that is the subject matter of any claim, counterclaim, defense or allegation that was made in that certain lawsuit currently pending in the Chancery Court of the State of Delaware in and for New Castle County, captioned Citibank, N.A. v. Abigail Adams National Bancorp, Inc., et al., Case No. C.A. 13464;

     (8) any action or inaction of the Released Parties, or any of them, in connection with the Citibank's status as a pledgee or alleged shareholder of the Shares; and

     (9) any breach of fiduciary duty, or alleged breach of fiduciary duty, by the Released Parties, or any of them, to the Releasing Parties, or any of them, in connection with Bancorp, Adams or the Shares.

(individually, a "Released Claim," and collectively, "Released Claims").

     Notwithstanding the foregoing, the terms, "Released Claim" and "Released Claims," shall not include, and this Release shall not release, discharge, alter or impair any Claim, that:

     (a) does not arise from, or is not in connection with or related to items 1 through 9, above;

     (b) arises solely under the terms of the Term Loan Agreement or the Pledge Agreement, each dated August 24, 1988, between Citibank as lender and Mark
     G. Griffin, Karen Griffin, Richard W. Naing, Maria L. Naing, Barbara D. Blum, the Wynmark Trust and the E.A. Griffin Trust as borrowers (the "Borrowers");

     (c) arises solely under the terms of that certain settlement agreement dated as of June 30, 1994 between Citibank and Barbara D. Blum ("Blum"); or

     (d) arises under, or constitutes a contract, agreement, promise, right, privilege, immunity or indebtedness under, that certain Stock Purchase
     Agreement dated April __, 1995 (as may be amended from time to time) between Citibank and Marshall T. Reynolds, or under the "Escrow Agreement" as such term is defined therein.

     The Releasing Party represents and warrants to the Released Parties that it has not assigned or transferred any interest in any Released Claim, and the Releasing Party agrees to indemnify and hold the Released Parties harmless from any liability, Claim, demand, damages, costs, expenses and attorneys' fees incurred as a result of any person asserting any such assignment or transfer of any rights or claims under such assignment or transfer by such Releasing Party. It is the intention of the Releasing Party that this indemnity does not require payment as a condition precedent to recovery by the Released Parties from the undersigned under this indemnity.

     The Releasing Party agrees that if it hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Released Claims or in any manner asserts against a Released Party any of the Released Claims, then the Releasing Party will pay to such Released Party, in addition to any other damages caused thereby, all attorneys' fees incurred by the Released Party in defending or otherwise responding to said suit or claim.

     Each Released Party, by accepting the benefits of this Release, and the undersigned further understand and agree that the execution and acceptance of this Release shall not constitute or be construed as an admission of any liability, claim, defense or counterclaim by or against any party.

     The term, "Excluded Director," as used herein shall mean and include the following individuals: [insert names of individuals who are directors of Bancorp at Closing, and who fail or refuse to execute and deliver the Bancorp/Adams/Director Release]. Notwithstanding any other term or provision of this Release to the contrary, Excluded Directors, and any person or entity who would be entitled to the benefits of this Release solely by virtue of being a successor, assign or heir of such person, or a person acting by, through or in concert with such person, shall not be considered to be a "Released Party" or "Released Parties" hereunder, and shall not be entitled to any right, benefit, immunity or privilege as a result hereof.

                              [SIGNATURES FOLLOWS]

---------------------
[individual]

STATE OF          )
                  )  ss.
CITY/COUNTY OF    )

     On this ____ day of July, in the year 1995, before me, the undersigned, personally appeared ________________________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person who executed the within instrument as ____________________________ or on behalf of the corporation therein named and acknowledged that the corporation executed it.

     IN WITNESS WHEREOF, I have hereunto set my hand and seal the day and year before written.



-------------------------------------------
Notary Public in and for
Said County and State

[Seal]

[Corporation]


By:__________________________
Title:_______________________


STATE OF           )
                   )  ss.
CITY/COUNTY OF     )

     On this ____ day of July, in the year 1995, before me, the undersigned, personally appeared ________________________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person who executed the within instrument as ____________________________ or on behalf of the corporation therein named and acknowledged that the corporation executed it.

     IN WITNESS WHEREOF, I have hereunto set my hand and seal the day and year before written.



-------------------------------------------
Notary Public in and for
Said County and State

[Seal]